UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-23013				December 15, 2022
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs ETF Trust
4. Address of principal executive office (number, street, city, state, zip code):

200 West Street, New York, NY 10282

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from August 31, 2021 (the date of our last examination), through May 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2022

2

Schedule of Funds

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

3

Goldman Sachs Access Emerging Markets USD Bond ETF

4

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of May 31, 2022, and from August 31, 2021, through May 31, 2022.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of May 31, 2022, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Principal Financial Officer and Treasurer of the Funds
Title

December 15, 2022
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 15, 2022
Date

Appendix A

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

Goldman Sachs Access Emerging Markets USD Bond ETF

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from May 31, 2022 (the date of our last examination), through June 30, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210

T: (617) 530 5000, www.pwc.com/us

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2022

2

Schedule of Funds

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

3

Goldman Sachs Access Emerging Markets USD Bond ETF

4

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of June 30, 2022, and from May 31, 2022, through June 30, 2022.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of June 30, 2022, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Principal Financial Officer and Treasurer of the Funds
Title

December 15, 2022
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 15, 2022
Date

Appendix A

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

Goldman Sachs Access Emerging Markets USD Bond ETF

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs ETF Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from June 30, 2022 (the date of our last examination), through July 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that each of the series of Goldman Sachs ETF Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2022

Schedule of Funds

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

Goldman Sachs Access Emerging Markets USD Bond ETF

Goldman Sachs MarketBeta U.S. 1000 Equity ETF

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs ETF Trust (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of July 31, 2022, and from June 30, 2022, through July 31, 2022.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of July 31, 2022, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria

Principal Financial Officer and Treasurer of the Funds
Title

December 15, 2022
Date

By:	/s/ Peter W. Fortner
Peter W. Fortner

Assistant Treasurer of the Funds
Title

December 15, 2022
Date

Appendix A

Fund

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Access U.S. Aggregate Bond ETF

Goldman Sachs ActiveBeta Emerging Markets Equity ETF

Goldman Sachs ActiveBeta Europe Equity ETF

Goldman Sachs ActiveBeta International Equity ETF

Goldman Sachs ActiveBeta Japan Equity ETF

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta U.S. Small Cap Equity ETF

Goldman Sachs ActiveBeta Paris-Aligned Climate U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta World Low Vol Plus Equity ETF

Goldman Sachs Bloomberg Clean Energy Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Future Consumer Equity ETF

Goldman Sachs Future Health Care Equity ETF

Goldman Sachs Future Planet Equity ETF

Goldman Sachs Future Real Estate and Infrastructure Equity ETF

Goldman Sachs Future Tech Leaders Equity ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs Innovate Equity ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs MarketBeta Emerging Markets Equity ETF

Goldman Sachs MarketBeta International Equity ETF

Goldman Sachs MarketBeta U.S. Equity ETF

Goldman Sachs Access Emerging Markets USD Bond ETF